Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-36693)
of our report dated June 26, 2024, with respect to the statement of net assets available for benefits as of
December 31, 2023 and 2022 and the related statement of changes in net assets available for benefits

for
the year ended December 31, 2023, supplemental schedule H, line 4i

– schedule of assets (held at end of
year) as of December 31, 2023,

and supplemental schedule H, line 4a – schedule of delinquent participant contributions for the year ended December 31, 2023, which are included in this Annual Report on Form
11-K of Capital City Bank Group, Inc. 401(k) Plan for the year ended December 31, 2023.

/s/ Forvis Mazars, LLP

Little Rock, Arkansas
June 26, 2024